Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statements (Forms S-8 Nos. 333-249424 and 333-254620) pertaining to the 2017 Equity Incentive Plan (Prior Plan), 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan of Kronos Bio, Inc.,
b.Registration Statement (Form S-3 No. 333-260922) of Kronos Bio, Inc., and
c.Post-effective Amendment No.1 to Registration Statement (Form S-3 No. 333-260922), of Kronos Bio, Inc.;

of our reports dated February 24, 2022, with respect to the financial statements of Kronos Bio, Inc. and the effectiveness of internal control over financial reporting of Kronos Bio, Inc. included in this Annual Report (Form 10-K) of Kronos Bio, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California
February 24, 2022